Exhibit 99.1

800 Boylston St., Boston, Massachusetts 02199 56 Prospect St., Hartford, Connecticut 06103-2818
News Release

David H. Long named Eversource Trustee

HARTFORD, Conn. and BOSTON, Mass. (May 3, 2019) – Eversource Energy announced today the election of David H. Long to its board of trustees, effective May 1, 2019.  Long serves as Chairman, President, Chief Executive Officer and a Director of Boston-based Liberty Mutual Holding Company, Inc., the fifth largest global property and casualty insurer based on 2017 gross written premium, with nearly 50,000 employees, and $41.6 billion in annual consolidated revenue as of December 31, 2018.

“We are fortunate to have someone of David’s exceptional corporate and financial experience and leadership join our board,” said Eversource Chairman, President and CEO Jim Judge. “His expertise in regulatory environments is deep, and his connection to our community institutions make him a valued addition.”

Long is a talented business executive who has worked for Liberty Mutual for than 30 years, taking on increasing levels of experience and responsibility before being elected President and a Director of the company in 2010. He became Chief Executive officer in 2011 and was elected Chairman two years later in 2013.

 “I am looking forward to joining the board of Eversource Energy and to contributing to its continued success in making smart investments to better serve its customers and meet New England’s energy needs,” said Long. “From its leadership in offering innovative energy solutions and its longtime support of local communities and cultural institutions, it is an affiliation I am proud to be part of.”

Long received his bachelor’s degree in mathematics from Hartwick College in 1983 and his Master of Science in finance from Boston College in 1989. He was awarded honorary doctorate degrees from Hartwick College in 2014, Bentley University in 2017 and Merrimack College in 2018.

He serves on numerous boards and civic organizations, including the Hartwick College, Massachusetts General Hospital, Massachusetts General Hospital’s President’s Council, Ford’s Theatre in Washington, D.C., the Massachusetts Competitive Partnership, the Board of Governor’s for the Boston College Chief Executives’ Club of Boston, the MIT President’s CEO Advisory Board, Greater Boston Chamber of Commerce, Jobs for Massachusetts, Inc., and Tamarack Technologies, Inc.,  and as Chairman for the annual fundraiser for MGH Aspire, which provides social services and development opportunities for children and young adults on the Autism spectrum.

Eversource (NYSE: ES), the #1 energy efficiency provider in the nation, transmits and delivers electricity and natural gas and supplies water to approximately 4 million customers in Connecticut, Massachusetts and New Hampshire. Eversource harnesses the commitment of about 8,000 employees across three states to build a single, united company around the mission of safely delivering reliable energy and water with superior customer service. For more information, please visit our website (www.eversource.com) and follow us on Twitter (@EversourceCorp) and Facebook (facebook.com/EversourceEnergy). For more information on our water services, visit www.aquarionwater.com.

CONTACT:

Caroline Pretyman

617-424-2460

caroline.pretyman@eversource.com

Al Lara

860-665-2344

albert.lara@eversource.com

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